FOR IMMEDIATE RELEASE                   COMPANY CONTACT:  Paul A. Miller
                                                          (978)  725-7555

                                 LSB CORPORATION
                           SECOND QUARTER RESULTS 2004

NORTH ANDOVER, MA, -- (BUSINESS WIRE) - July 16, 2004 - LSB Corporation, (the "Corporation" or the "Company") (NASDAQ-LSBX), today announced results for the three and six months ended June 30, 2004. Press releases and SEC filings can be viewed on the internet at our website www.LawrenceSavings.com/press-main.asp or www.LawrenceSavings.com/stockholder-info.asp, respectively.

The Corporation reported net income of $2,357,000 or $0.53 diluted earnings per share for the second quarter of 2004. This amount compares to net income of $635,000 or $0.15 diluted earnings per share for the same period of 2003. Net income for the six months ended June 30, 2004 totaled $3,143,000 or $0.71 diluted earnings per share compared to $1,185,000 or $0.27 diluted earnings per share for the six months ended June 30, 2003.

Net income for the three months and six months ended June 30, 2004 increased $1,722,000 and $1,958,000, respectively due primarily to the receipt of $2,528,000 on a U.S. Bankruptcy Judge's Order on the Trustee's Motion for authorization to make an interim distribution in a case in which the Company's wholly owned subsidiary, Lawrence Savings Bank (the "Bank"), is a secured creditor. The Bank recognized $253,000 of the interim distribution as a recovery to the allowance for loan losses on amounts previously charged off and the remaining $2,275,000 as a lawsuit judgment collected in non-interest income. The amount of the interim distribution has not previously been recognized in the Company's Consolidated Financial Statements. The diluted earnings per share impact of the interim distribution is approximately $0.35 per share based on average dilutive shares outstanding at June 30, 2004. The Bank recorded a negative provision for loan losses of $300,000 for the quarter ended June 30, 2004.

Net income for the three months ended June 30, 2004 increased, aside from the lawsuit judgment collected noted above, due to revenue increases of which net interest income increased by $368,000 and non-interest income increased by $122,000. This was offset by non-interest expenses increasing by $399,000. The increase of $944,000 in the provision for income taxes is primarily attributed to the lawsuit judgment recovery. Net income for the six months ended June 30, 2004 increased by $1,958,000 due mainly to the receipt of the $2,275,000 lawsuit judgment collected. Net interest income and non-interest income increased by $528,000 and $164,000, respectively. Partially offsetting these revenues was an increase in non-interest expenses of $215,000 and the provision for income taxes increased by $1,094,000 primarily attributable to the recovery mentioned above.

Net interest income for the quarter ended June 30, 2004, increased by $368,000 or 12.3% to $3,366,000 compared to the same period in 2003. Net interest income for the six months ended June 30, 2004 increased by $528,000 or 8.4% to $6,789,000 from $6,261,000 in 2003. Interest expense was affected by lower interest rates on deposits and borrowed funds, combined with a shift in the mix of deposits and borrowed funds to lower interest rate products. The net interest margin for the first six months of 2004, compared to the first six months of 2003, decreased slightly to 2.94% from 3.00%.

The increase in non-interest income of $122,000 for the second quarter of 2004 from $383,000 in the same quarter of 2003 was primarily due to loan fee income increasing to $123,000 in 2004 compared to loan fee loss of $50,000 in 2003. The increase in loan fees for the second quarter of 2004 can be attributed to an increase of $55,000 in prepayment penalties on commercial real estate loan payoffs and to an increase in fair value on mortgage servicing rights ("MSR") for which $52,000 was a decrease to the valuation allowance in 2004 compared to provision for losses in fair value of $72,000 in the second quarter of 2003. The reason for higher provisions for losses on MSR in 2003 is due to higher than normal prepayment speeds used in the fair value calculation of MSR experienced by the Company in 2003 compared to 2004. Deposit account fees increased in 2004 to $230,000 versus $180,000 in 2003 due to an increase in NOW account fees of $41,000 attributable to a new service the Company offered in 2004 not offered in 2003. Partially offsetting these increases was a decrease in gains on sales of mortgage loans declining to $58,000 from $165,000 in the second quarter of 2004 and 2003. Non-interest income increased to $827,000 from $663,000 in the first six month of 2004 and 2003, respectively, primarily attributable to increases in loan fee income to $143,000 from loan fee loss of $180,000 and deposit account fees increasing to $432,000 from $343,000 in the first six months of 2004 from 2003, respectively. Partially offsetting these increases was a decrease in gains on loan sales to $69,000 in 2004 from $314,000 in the first six months of 2003 due to a lower level of loan sales.

Non-interest expenses were $2,771,000 in the second quarter of 2004 compared to $2,372,000 for the same quarter of 2003. The increase in the second quarter of 2004 is primarily due to salaries and employee benefits rising to $1,627,000 in 2004 from $1,420,000 in 2003 due to normal salary increases and the addition to headcount for the new Salem, New Hampshire branch. Professional fees increased to $216,000 from $162,000 in the second quarter of 2004 compared to 2003 primarily due to higher legal expenses associated with the lawsuit judgment collection and consulting expenses. Data processing increased to $232,000 from $179,000 in the second quarter of 2004 attributable to increased service bureau charges. Occupancy and equipment increased to $242,000 from $202,000 due to higher depreciation expense in the second quarter of 2004. Other expenses increased to $454,000 from $409,000 mainly due to an increase in marketing expenses relating to the new Salem, New Hampshire branch. Non-interest expenses totaled $5,259,000 for the first six months of 2004 compared to $5,044,000 in the first six months of 2003. This increase was mainly attributable to salaries and benefits increasing to $3,249,000 from $3,071,000 in the first six months of 2004 from 2003, respectively, also contributing to the increase was data processing expense of $72,000 in 2004 due to the increased service bureau charges.

The Corporation continues to look for quality assets, seeks to maintain a low level of risk assets and seeks to grow the loan portfolio profitably. This is evident by the low level of delinquencies and non-performing loans as of June 30, 2004 and December 31, 2003. Non-performing loans totaled $106,000 and zero at June 30, 2004 and December 31, 2003, respectively. The Company booked a negative provision for loan losses in the amount of $300,000 in the second quarter of 2004 due to the $253,000 recovery to the allowance for loan loss and the continued low level of non-performing loans and made no provision for loan losses in 2003. The coverage of the allowance for loan losses to total loans has decreased slightly to 1.96% at June 30, 2004 from 2.00% at December 31, 2003.

Total assets increased to $476,274,000 at June 30, 2004 up from $466,108,000 at December 31, 2003. The increase in asset size at June 30, 2004 from December 31, 2003 is mainly attributable to an increase of $6,558,000 in investment securities, $2,656,000 in Federal funds sold and $1,101,000 in Federal Home Loan Bank stock. The funding for these assets came from an increase in deposits of $17,184,000. Deposit growth was also used to paydown borrowed funds of $8,032,000 as they became due during 2004.

Total deposits at June 30, 2004 were $289,724,000 up from $272,540,000 at December 31, 2003. The change from December 31, 2003 is due primarily to increases in certificates of deposit, money market investment, and NOW accounts. All other deposit categories experienced slight increases. The overall mix of deposits has changed from higher interest bearing deposits to lower interest bearing accounts during the second quarter of 2004.

At June 30, 2004, the Company's stockholders' equity was $56,976,000 as compared to $55,002,000 at December 31, 2003. The increase during 2004 occurred due to net income of $3,143,000 and proceeds from the exercise of stock options of $361,000. Offsetting these increases were the declaration of cash dividends to shareholders of $1,112,000 and a decrease in the market values of securities available for sale (net of taxes) of $418,000 The Corporation's leverage ratio was 11.63% and 12.11% at June 30, 2004 and December 31, 2003, respectively. The Corporation exceeds all regulatory minimum capital ratio requirements as defined by the Federal Reserve Bank as of and for all periods presented. The Bank exceeds all regulatory minimum capital ratio requirements as defined by the FDIC as of and for all periods presented.

Lawrence Savings Bank, the Company's wholly-owned subsidiary, is a Massachusetts chartered savings bank organized in 1868 and headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of downtown Boston. Lawrence Savings Bank operates 5 banking offices in Massachusetts in Andover, Lawrence, Methuen, and North Andover and 1 banking office in Salem, New Hampshire. Go to www.LawrenceSavings.com for all your Internet Banking needs. Please visit it today.

This press release may contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are not historical facts and include expressions of management's expectations at a specific point in time regarding future relationships, structures, opportunities and market conditions. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, disruptions in credit markets, changes in regional and local economic conditions, changes in the regulatory environment, and changes in the competitive environment in which the Company operates. As a result of such risks and uncertainties, the Company's actual results may differ materially from such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to publicly release revisions to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

                                 LSB CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET*
                      (In thousands, except per share data)


                                                   June 30, 2004   December 31, 2003
                                                   -------------   -----------------
Loans                                                $ 212,141        $ 211,503
Allowance for loan losses                               (4,168)          (4,220)
Investments held to maturity                           183,749          184,286
Investments available for sale                          55,687           48,592
Federal Home Loan Bank stock                             7,694            6,593
Federal funds sold                                       3,545              889
Other assets                                            17,626           18,465
                                                     ---------        ---------
Total assets                                         $ 476,274        $ 466,108
                                                     =========        =========

Deposits                                             $ 289,724        $ 272,540
Borrowed funds                                         125,320          133,352
Other liabilities                                        4,254            5,214
Stockholders' equity                                    56,976           55,002
                                                     ---------        ---------
Total liabilities and stockholders' equity           $ 476,274        $ 466,108
                                                     =========        =========
Book value per share                                 $   13.23        $   12.99
                                                     ---------        ---------

                    CONDENSED CONSOLIDATED INCOME STATEMENT*
                        (In thousands, except share data)

                                                        Three months ended                  Six months ended
                                                  -------------------------------    -------------------------------
                                                  June 30, 2004     June 30, 2003    June 30, 2004     June 30, 2003
                                                  -------------     -------------    -------------     -------------
Interest income                                   $     5,461       $     5,314      $    10,903       $    10,976
Interest expense                                        2,095             2,316            4,114             4,715
                                                  -----------       -----------      -----------       -----------
Net interest income                                     3,366             2,998            6,789             6,261
Provision (credit) for loan losses                       (300)               --             (300)               --
                                                  -----------       -----------      -----------       -----------
Net interest income after provision (credit)
   for loan losses                                      3,666             2,998            7,089             6,261
Non-interest income                                       505               383              827               663
Lawsuit judgment collected                              2,275                --            2,275                --
Non-interest expense                                    2,771             2,372            5,259             5,044
                                                  -----------       -----------      -----------       -----------
Net income before income taxes                          3,675             1,009            4,932             1,880
Income tax expense                                      1,318               374            1,789               695
                                                  -----------       -----------      -----------       -----------
Net income                                        $     2,357       $       635      $     3,143       $     1,185
                                                  ===========       ===========      ===========       ===========
Basic earnings per share                          $      0.55       $      0.15      $      0.73       $      0.28
Diluted earnings per share                        $      0.53       $      0.15      $      0.71       $      0.27
                                                  ===========       ===========      ===========       ===========
Average shares outstanding                          4,303,588         4,204,362        4,283,613         4,209,335
Average diluted shares outstanding                  4,443,898         4,364,480        4,437,404         4,361,182
                                                  ===========       ===========      ===========       ===========

                          SELECT FINANCIAL INFORMATION*

                                                        Three months ended                     Six months ended
                                                 ---------------------------------     ---------------------------------
                                                 June 30, 2004       June 30, 2003     June 30, 2004       June 30, 2003
                                                 -------------       -------------     -------------       -------------
Select financial ratios:
  Return on average assets                            1.95%              0.59%              1.32%              0.55%
  Return on average stockholders' equity             17.12%              4.80%             11.45%              4.49%

                                                                                     June 30, 2004          December 31, 2003
                                                                                     -------------          -----------------
Capital ratios:
  Stockholders' equity to total assets ratio                                              11.96%                  11.80%
Risk-based ratio
   Leverage ratio                                                                         11.63%                  12.11%
   Total capital ratio                                                                    20.99%                  20.50%

Asset quality ratios:
   Allowance for loan losses to loans                                                      1.96%                   2.00%
   Risk assets to total assets                                                             0.00%                   0.00%
Risk assets:
   Non-performing loans                                                                 $   106                 $    --
   Other real estate owned                                                                   --                       2
                                                                                        -------                 -------

Total risk assets                                                                       $   106                 $     2
                                                                                        =======                 =======


*Unaudited

                                      -30-